Exhibit (d)(17)

FORM OF
PACIFIC SELECT FUND
FEE SCHEDULE
A I M CAPITAL MANAGEMENT, INC.

Portfolio: Blue Chip

     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Blue Chip Portfolio, according to the following schedule:

0.45% of the first $25 million
0.40% on the next $125 million
0.35% on the next $850 million
0.30% on the next $1 billion
0.25% on excess

Portfolio: Aggressive Growth

     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Aggressive Growth Portfolio, according to the following schedule:

0.50% of the first $50 million
0.45% on the next $50 million
0.40% on excess

     These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of ___, 2005.

PACIFIC LIFE INSURANCE COMPANY

Attest:	By:

Name: Laurene E. MacElwee	Name: Glenn S. Schafer
Title: Assistant Vice President	Title: President

Attest:	By:

Name: Laurene E. MacElwee	Name: Audrey L. Milfs
Title: Assistant Vice President	Title: Vice President and Secretary

A I M CAPITAL MANAGEMENT, INC.

Attest:	By:

Name:	Name:
Title:	Title:

PACIFIC SELECT FUND

Attest:	By:

Name: Audrey L. Milfs	Name: Glenn S. Schafer
Title: Secretary	Title: President